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                                                                      EXHIBIT 11

                HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                     (In millions, except per share data.)

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                                            1998                1997                  1996
                               -----------------     ---------------     ------------------
Year ended December 31         Diluted     Basic     Diluted   Basic     Diluted     Basic
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
Earnings:
Net income                     $524.1     $524.1     $940.3   $940.3     $819.6     $819.6
Preferred dividends             (15.0)     (15.0)     (17.0)   (17.0)     (21.9)     (21.9)
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Earnings available to common
      shareholders             $509.1     $509.1     $923.3   $923.3     $797.7     $797.7
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Average shares:
      Common                    487.2      487.2      470.2    470.2      454.6      454.6
      Common equivalents          9.2        --         8.9      --         7.7        --
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Total                           496.4      487.2      479.1    470.2      462.3      454.6
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Earnings per common share      $ 1.03     $ 1.04     $ 1.93   $ 1.97      $1.73     $ 1.76
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